Registration No. 333-75636
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                   -------------------------------------------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                   -------------------------------------------

                               CELGENE CORPORATION
             (Exact name of Registrant as specified in its charter)

                   -------------------------------------------

    DELAWARE                    86 Morris Avenue                  22-2711928
 (State or other            Summit, New Jersey 07901           (I.R.S. Employer
 jurisdiction of                 (908) 673-9000              Identification No.)
incorporation or
  organization)

    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                   -------------------------------------------

                                 JOHN W. JACKSON
                CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                               CELGENE CORPORATION
                   86 MORRIS AVENUE, SUMMIT, NEW JERSEY 07901
                                 (908) 673-9000
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                   -------------------------------------------

                          COPIES OF COMMUNICATIONS TO:
                             Robert A. Cantone, Esq.
                               Proskauer Rose LLP
                  1585 Broadway, New York, New York 10036-8299
                                 (212) 969-3000

                   -------------------------------------------


      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time or at one time after the effective date of this Registration Statement as determined by the Registrant.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest or interest investment plans, please check the following box. |_|

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. |X|

      If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. |_|

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

PROSPECTUS

                                  $500,000,000

                               CELGENE CORPORATION

                                  COMMON STOCK
                                 DEBT SECURITIES

                               -------------------

Celgene Corporation may offer from time to time common stock and debt securities separately or together. The securities will have a maximum aggregate offering price of $500,000,000, in amounts, at prices and on terms determined at the time of the offering of any such security. The specific terms and amounts of the securities will be fully described in supplements to this prospectus. Please read any prospectus supplements and this prospectus carefully before you invest. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

                               -------------------

Our common stock is traded on the NASDAQ National Market under the symbol "CELG." On December 27, 2005, the last reported sale price for our common stock on the NASDAQ National Market was $57.48 per share.

                               -------------------

INVESTING IN OUR COMMON STOCK OR DEBT SECURITIES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 7.

                               -------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               -------------------

The securities may be sold directly by us to investors, through agents designated from time to time or to or through underwriters or dealers. See "Plan of Distribution." If any underwriters are involved in the sale of any securities in respect of which this prospectus is being delivered, the names of such underwriters and any applicable commissions or discounts will be set forth in a prospectus supplement. The net proceeds we expect to receive from such sale also will be set forth in a prospectus supplement.

                               December 30, 2005

                                TABLE OF CONTENTS

ABOUT THIS PROSPECTUS .......................................................  1
PROSPECTUS SUMMARY ..........................................................  2
RISK FACTORS ................................................................  7
FORWARD-LOOKING STATEMENTS .................................................. 16
USE OF PROCEEDS ............................................................. 17
RATIO OF EARNINGS TO FIXED CHARGES .......................................... 18
DESCRIPTION OF CAPITAL STOCK ................................................ 19
DESCRIPTION OF DEBT SECURITIES .............................................. 21
PLAN OF DISTRIBUTION ........................................................ 29
LEGAL MATTERS ............................................................... 30
EXPERTS ..................................................................... 30
WHERE YOU CAN FIND MORE INFORMATION ......................................... 31
INCORPORATION BY REFERENCE .................................................. 32

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                              ABOUT THIS PROSPECTUS


This prospectus is part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf process, we may offer any combination of common stock or debt securities, or either common stock or debt securities only, described in this prospectus in one or more offerings up to a total amount of $500,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. Additionally, in the event there is a material change to information contained in this prospectus, we will file a post-effective amendment setting forth an explanation of such change. You should read both this prospectus and any prospectus supplement together with additional information described below under the heading "Where You Can Find More Information."

In this prospectus and any prospectus supplement, unless otherwise indicated, the terms "Celgene," "we," "us" and "our" refer and relate to Celgene Corporation and its consolidated subsidiaries.

                               PROSPECTUS SUMMARY


You should read the following summary together with the more detailed information, including the consolidated financial statements and the notes to the consolidated financial statements and other information, incorporated by reference in this prospectus.

                               CELGENE CORPORATION

We are a multi-national integrated biopharmaceutical company, incorporated in 1986 as a Delaware corporation. We are primarily engaged in the discovery, development and commercialization of innovative therapies designed to treat cancer and immune-inflammatory-related diseases. Over the last several years, total revenues have steadily grown led by sales of THALOMID(R) (thalidomide), our lead product, which is currently marketed for the treatment of erythema nodosum leprosum, or (ENL), but more widely used off-label for treating multiple myeloma and other cancers. The sales growth of THALOMID(R) has enabled us to make substantial investments in research and development, which has advanced our broad portfolio of drug candidates in our product pipeline, including a pipeline of IMiDs(R) compounds, which are a class of compounds proprietary to Celgene and having certain immunomodulatory and other biologically important properties.

We had total revenue of $387.6 million for the nine months ended September 30, 2005 and $377.5 million for the year ended December 31, 2004, and net income of $59.7 million for the nine months ended September 30, 2005 and $52.8 million for the year ended December 31, 2004. We had an accumulated deficit of $174.7 million at September 30, 2005 and have since our inception in 1986 financed our working capital requirements primarily through product sales, private and public sales of our debt and equity securities, income earned on the investment of the proceeds from the sale of such securities and revenues from research contracts and license payments.

On December 27, 2005, the U.S. Food and Drug Administration, or the FDA, approved REVLIMID(R) (lenalidomide), our most clinically advanced IMiD(R) drug, for the treatment of patients with transfusion-dependent anemia due to low-or intermediate-1- risk myelodysplastic syndromes, or MDS, associated with a deletion 5q cytogenetic abnormality with or without additional cytogenetic abnormalities. REVLIMID(R) will be distributed through contracted pharmacies under the RevAssist(sm) program, which is a proprietary risk-management distribution program tailored specifically to help ensure the safe use of REVLIMID(R). We believe that REVLIMID(R) has significant commercial sales potential as a result of the compelling clinical data presented at major medical meetings, the clinical findings reported in major peer-reviewed medical publications, and REVLIMID(R)'s multiple regulatory filing strategies. As we begin to execute our REVLIMID(R) launch activities in the United States, we believe it has the potential to increase sales growth and profitability by leveraging our established U.S. hematological-oncology sales force.

We are dedicated to innovative research and development in order to bring new therapies to market. We are involved in research in several scientific areas that may deliver proprietary next-generation therapies, such as cellular signaling biology, immunomodulation and placental stem cell research. The drugs we develop are designed to treat life-threatening diseases or chronic debilitating conditions where patients are poorly served by current therapies. Building on our growing knowledge of the biology behind hematological and solid tumor cancers, we are investing in a range of innovative therapeutic programs that are investigating ways to attack the disease source through multiple mechanisms of action and intracellular pathways.

Celgene products and investigational drug candidates that are targeting a variety of critical unmet medical needs are as follows:

COMMERCIAL STAGE PROGRAMS

Our commercial programs include pharmaceutical sales of REVLIMID(R), THALOMID(R), and ALKERAN(R) and sales of FOCALIN(TM) to Novartis Pharma AG, or Novartis; a licensing agreement with Novartis for FOCALIN XR(TM) and the entire RITALIN(R) family of drugs; a licensing and product supply agreement with Pharmion for its sales of thalidomide; and sales of biotherapeutic products and services and bio-medical devices including: LIFEBANK(TM), BIOVANCE(TM) and AMBIODRY(TM) through our Cellular Therapeutics subsidiary.

REVLIMID(R) (LENALIDOMIDE): REVLIMID(R) is an oral immunomodulatory drug recently granted approval by the FDA for the treatment of patients with transfusion-dependent anemia due to


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

low- or intermediate-1-risk myelodysplastic syndromes associated with a deletion 5q cytogenetic abnormality with or without additional cytogenetic abnormalities. REVLIMID(R) will be distributed through contracted pharmacies under the RevAssist(sm) program, which is a proprietary risk-management distribution program tailored specifically for REVLIMID(R). The FDA based its decision to grant market approval on data from the open label Phase II trial (MDS-003) that evaluated REVLIMID(R) in transfusion-dependent patients with myelodysplastic syndromes with deletion 5q chromosomal abnormality - the largest trial in this patient population reported to date - supported by a recommendation for approval on September 14, 2005 from the Oncologic Drugs Advisory Committee (ODAC). As a condition of approval, we agreed to timely complete specified post-marketing studies relating to the safety and effectiveness of REVLIMID(R) for its approved conditions of use.

Other efforts directed toward gaining additional regulatory approval of REVLIMID(R) include the acceptance of our Marketing Authorization Application, or MAA, on October 26, 2005 by the European Medicines Agency, or EMEA, as a treatment for the same indication approved in the United States and plans to submit a Supplemental New Drug Application, or sNDA, to the FDA, and an MAA to the EMEA as a treatment in multiple myeloma based on clinical data from two Phase III Special Protocol Assessment, or SPA, trials (MM-009 and MM-010), in the first quarter of 2006.

REVLIMID(R) continues to be investigated in clinical trials as a potential treatment for blood cancers that affect more than 700,000 patients worldwide. The most advanced clinical studies evaluating REVLIMID(R) are Phase III trials - in the United States (MM-009) and in Europe (MM-010) for previously treated multiple myeloma patients, and Phase III trials in Europe (MDS-004) in myelodysplastic syndromes, or MDS. There are more than 50 clinical trials currently evaluating REVLIMID(R) either alone or in combination with one or more other therapies in the treatment of a broad range of debilitating diseases, including multiple myeloma, myelodysplastic syndromes, chronic lymphocytic leukemia, amyloidosis, myeloid fibrosis and solid tumor cancers. The Southwest Oncology Group, the Eastern Cooperative Oncology Group and the Cancer and Leukemia Group B, three of the largest adult cancer clinical trial organizations in the world, selected REVLIMID(R) for large clinical studies in randomized controlled Phase III trials designed to evaluate the safety and efficacy of REVLIMID(R) in multiple myeloma.

THALOMID(R) (THALIDOMIDE): THALOMID(R), which had net product sales totaling $282.0 million for the nine months ended September 30, 2005 and $308.6 million for the year ended December 31, 2004, was approved by the FDA in July 1998 for the treatment of acute cutaneous manifestations of moderate to severe erythema nodosum leprosum, or ENL, an inflammatory complication of leprosy. Although leprosy is relatively rare in the United States, the disease afflicts millions worldwide. ENL occurs in about 30% of leprosy patients and is characterized by skin lesions, acute inflammation, fever and anorexia. While approved for the treatment of ENL, THALOMID(R) is widely prescribed for treating multiple myeloma and other cancers based on clinical results presented at major medical meetings, clinical findings published in peer-reviewed medical journals and inclusion in the National Comprehensive Cancer Network, or NCCN, guidelines.

Working with the FDA, we developed S.T.E.P.S.(R), or "SYSTEM FOR THALIDOMIDE EDUCATION AND PRESCRIBING SAFETY," which is a proprietary strategic comprehensive education and risk-management distribution program with methods for the safe and appropriate use of THALOMID(R).

In November 2005, we received an approvable letter from the FDA in response to our THALOMID(R) sNDA, which we filed in December 2003, for the treatment of multiple myeloma. The FDA has requested revised product labeling with the specific indication of newly diagnosed multiple myeloma and updated safety information, as well as additional patient information to finalize its review. Multiple myeloma is an incurable disease, and it is the second most common blood cancer, affecting approximately 50,000 people in the United States. About 14,000 new cases of multiple myeloma are diagnosed each year and there are an estimated 11,000 deaths per year in the United States. THALOMID(R) is under development as a potential treatment for multiple cancers, and there are more than 100 clinical studies worldwide examining the potential of this compound as a single agent or in combination therapy.

ALKERAN(R): In March 2003, we entered into a supply and distribution agreement with GlaxoSmithKline, or GSK, to distribute, promote and sell in the United States ALKERAN(R) (melphalan), a therapy approved by the FDA for the palliative treatment of multiple myeloma and of carcinoma of the ovary. This agreement is strategically valuable to us because it provides us with an approved oncology product that complements our drug candidates, REVLIMID(R) and THALOMID(R), both of which are continuing to demonstrate favorable results in late-stage clinical trials for the treatment of multiple myeloma. ALKERAN(R) use in combination with other therapies for the treatment of hematological diseases continues to grow, driven by clinical data reported at major medical conferences around the world. Under

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the terms of the agreement, we purchase ALKERAN(R) tablets and ALKERAN(R) for injection from GSK and distribute the products in the United States under the Celgene label. The agreement has been extended through March 31, 2009 and is automatically extendable by successive one-year periods, unless at least one year prior to the renewal date either party will advise the other party that it elects not to extend the agreement.

RITALIN(R) FAMILY OF DRUGS: We have a major collaboration with Novartis concerning the entire RITALIN(R) family of drugs. We discovered and developed FOCALIN(TM) and FOCALIN XR(TM), using advanced single-isomer chemistry technology, which are formulated by isolating the active d-isomer of methylphenidate, which provides favorable tolerability and dosing flexibility at only half the dose of RITALIN(R). Isomers are any of two or more chemical substances that are composed of the same elements in the same proportions but differ in properties because of differences in the arrangement of atoms. On November 15, 2001, FOCALIN(TM) was approved by the FDA for the treatment of attention deficit hyperactivity disorder, or ADHD, in children and adolescents. On May 27, 2005, FOCALIN XR(TM), an extended release version, was approved by the FDA for the treatment of ADHD in adults, adolescents and children.

We licensed the worldwide rights (excluding Canada) to FOCALIN(TM) and FOCALIN XR(TM) to Novartis in exchange for milestone payments, a FOCALIN(TM) product supply agreement and royalties on FOCALIN XR(TM) and the entire RITALIN(R) family of drugs including RITALIN(R), RITALIN LA(R) and RITALIN SR(R).

PRECLINICAL- AND CLINICAL-STAGE PIPELINE:

Our preclinical- and clinical-stage pipeline of new drug candidates, in addition to our cell therapies, is highlighted by multiple classes of small molecule, orally administered therapeutic agents designed to selectively regulate disease-associated genes and proteins. The drug candidates in our pipeline are at various stages of preclinical and clinical development. Successful results in preclinical or Phase I/II clinical studies may not be an accurate predictor of the ultimate safety or effectiveness of a drug candidate.

o     PHASE I CLINICAL TRIALS

      If the FDA allows a request to initiate clinical investigations of a new drug candidate to become effective, Phase I human clinical trials can begin. These tests usually involve between 20 and 80 healthy volunteers or patients. The tests study a drug's safety profile, and may include preliminary determination of a drug candidate's safe dosage range. The Phase I clinical studies also determine how a drug is absorbed, distributed, metabolized and excreted by the body, and the duration of its action.

o     PHASE II CLINICAL TRIALS

      In Phase II clinical trials, controlled studies are conducted on a limited number of patients with the targeted disease. An initial evaluation of the drug's effectiveness on patients is performed and additional information on the drug's safety and dosage range is obtained.

o     PHASE III CLINICAL TRIALS

      This phase typically includes controlled multi-center trials and involves a larger target patient population to ensure that study results are statistically significant. During the Phase III clinical trials, physicians monitor patients to determine efficacy and to gather further information on safety.

IMiDs(R): IMiDs(R) are novel small molecule, orally available compounds that modulate the immune system and other biologically important targets through multiple mechanisms of action. We have advanced four IMiDs(R) into development:
REVLIMID(R) (CC-5013), ACTIMID(TM) (CC-4047) and CC-11006 are being evaluated in human clinical trials and CC-10015 is advancing toward potential clinical testing.

Our IMiDs(R) class of drug candidates are covered by an extensive and comprehensive intellectual property estate of U.S. and foreign-issued patents and pending patent applications including composition-of-matter, use and other patents and patent applications.

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ACTIMID(TM): is one of the most potent IMiD(R) compounds that we are developing.
ACTIMID(TM) is in Phase II trials to determine its potential safety and efficacy as an orally available treatment for multiple myeloma and prostate cancer. ACTIMID(TM) and REVLIMID(R) have different activity profiles which may lead to their evaluation in different diseases or stages of disease.

CC-11006: is a molecule we have identified as a potential treatment for chronic inflammatory diseases, many of which have unmet medical needs. CC-11006 entered Phase I human clinical trials in 2004. Following the completion of Phase I trials, we will evaluate our development options.

TNF alfa INHIBITORS: Our TNF alfa inhibitors potentially provide an oral approach for treating chronic inflammatory diseases. Our lead TNF alfa inhibitor investigational compound is CC-10004. Data from Phase II proof-of-principal trials support our decision to evaluate CC-10004 in pilot studies based on its ability to inhibit TNF alfa in serious inflammatory diseases such as psoriatic arthritis, rheumatoid arthritis and other immune-inflammatory indications. During 2005, CC-10004 completed Phase II clinical trials in exercise-induced asthma and psoriasis after successfully completing Phase I testing in healthy human volunteers. The clinical data demonstrated that CC-10004 is well tolerated with good bioavailability and pharmacokinetics in humans.

BENZOPYRANS: CC-8490, our lead investigational compound in this category, is in Phase I clinical trials for glioblastoma, a form of brain cancer, led by investigators at the National Cancer Institute. In Phase I trials in healthy human volunteers, CC-8490 has been shown to be well tolerated. Animal studies have demonstrated that the compound could have an important effect on solid tumors such as non-small cell lung cancer and colon cancer.

KINASE INHIBITORS: We have multiple target and drug discovery projects underway in the field of kinase inhibition. Kinases are molecules used by cells to regulate gene expression and protein production. Our kinase inhibitor platform includes inhibitors of the c-Jun N-terminal kinase pathway, or JNK. This pathway has been associated with the regulation of a number of important disease indications. CC-401, our lead JNK inhibitor, successfully completed a Phase I trial in healthy volunteers. We are currently evaluating the clinical potential of CC-401 in acute myelogenous leukemia (AML), a blood cancer, in a Phase II clinical trial.

LIGASE INHIBITORS: We are conducting extensive discovery research in the field of ligases, intracellular mechanisms that control the degradation of selected proteins within cells. We are identifying drug targets and compounds that regulate ligase pathways with the goal of controlling cellular proliferation and survival. Such compounds have the potential to be an important new class of anti-cancer and anti-inflammatory therapeutics.

PLACENTAL STEM CELLS: Stem cell based therapies offer the potential to provide disease-modifying outcomes for serious diseases which today lack adequate therapy. At the Cellular Therapeutics subsidiary of Celgene (CCT), we are researching stem cells derived from the human placenta and umbilical cord. Our studies of placental stem cells over the past two years have uncovered biological activities with therapeutic promise. In December 2004, we filed an investigational new drug application (IND) with the FDA for our initial stem cell trial in sickle cell anemia. In sickle cell anemia, our research has shown that our IMiDs(R) can interact with stem cells and modulate them in such a way that they differentiate into erythrocytes, or red blood cells. We have also discovered a method of expanding the stem cell population in cord blood, to help generate the increased number and type of stem cells that may be necessary for treating patients with cancer and other indications in the future.

CCT has developed proprietary methods for producing placental biomaterials for organ and tissue repair that include products such as BIOVANCE(TM) and AMBIODRY(TM). Also, CCT has developed proprietary technology for collecting, processing and storing placental stem cells with potentially broad therapeutic applications in cancer, autoimmune, cardiovascular, neurological and other diseases.

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


                              SIGNIFICANT ALLIANCES

From time to time we enter into strategic alliances with third parties whereby we either (a) grant rights to certain of our compounds or (b) acquire rights to compounds owned by other pharmaceutical or biotechnology companies, in exchange for (1) rights to receive payments or (2) obligations to make payments to the partnering companies in the form of upfront payments, milestone payments contingent upon the achievement of pre-determined criteria and/or research and development funding. Under these arrangements, one of the parties may also purchase product and pay royalties on product sales. The following are our most significant alliances:

   o NOVARTIS: In April 2000, we entered into an agreement with Novartis in which we granted to Novartis an exclusive worldwide license (excluding Canada) to develop and market FOCALIN(TM) (d-methylphenidate, or d- MPH) and FOCALIN XR(TM), the long-acting drug formulation. We have retained the exclusive commercial rights to FOCALIN(TM) and FOCALIN XR(TM) for oncology-related disorders, such as chronic fatigue associated with chemotherapy. We also granted Novartis rights to all of our related intellectual property and patents, including new formulations of the currently marketed RITALIN(R). Under the agreement, we have received upfront and regulatory achievement milestone payments totaling $55.0 million and are entitled to additional payments upon attainment of certain other milestone events. We also sell FOCALIN(TM) to Novartis as well as receive royalties on all of Novartis's FOCALIN(TM) and RITALIN(R) family of ADHD-related products. The research portion of the agreement ended in June 2003.

   o PHARMION: In November 2001, we licensed to Pharmion Corporation exclusive rights relating to the development and commercial use of our intellectual property covering thalidomide. Under the terms of the agreement, we receive a royalty/license fee of 8% of Pharmion's net thalidomide sales in the licensed territory. In April 2003, we entered into an amendment to the agreement whereby Pharmion agreed to provide an aggregate of $8.0 million in research funding through December 2005 for the further clinical development of THALOMID(R). Separately in December 2004, following our acquisition of Penn T Limited, our wholly-owned subsidiary Celgene UK Manufacturing II Limited, or CUK II, (formerly known as "Penn T Limited") entered into an amended thalidomide supply agreement with Pharmion whereby in exchange for a reduction in Pharmion's purchase price of thalidomide to 15.5% of its net sales of thalidomide, we received a one-time payment of $77.0 million. Under the December 2004 agreement, we also received a one-time payment of $3.0 million in return for granting license rights to Pharmion to develop and market thalidomide in additional territories and eliminating certain of our license termination rights. Under the agreements, as amended in December 2004, the territory licensed to Pharmion is for all countries other than the United States, Canada, Mexico, Japan and all provinces of China, other than Hong Kong. The agreements with Pharmion terminate upon the ten-year anniversary following receipt of the first regulatory approval for thalidomide in the United Kingdom.

      Pharmion has also committed to providing funding to support further clinical development studies of thalidomide. Under these research and development agreements, Pharmion is required to pay us an additional $1.2 million during the three months ended December 31, 2005 and $2.7 million in each of 2006 and 2007.

      On December 29, 2005, we held 1,939,600 shares of Pharmion common stock received in connection with the conversion of a five-year Senior Convertible Promissory Note purchased in April 2003 under a Securities Purchase Agreement with Pharmion and the exercise of warrants received in connection with the November 2001 thalidomide license and April 2003 Securities Purchase Agreement.

   o GLAXOSMITHKLINE: In March 2003, we entered into a supply and distribution agreement with GSK to distribute, promote and sell ALKERAN(R) (melphalan), a therapy approved by the FDA for the palliative treatment of multiple myeloma and carcinoma of the ovary. Under the terms of the agreement, we purchase ALKERAN(R) tablets and ALKERAN(R) for infusion from GSK and distribute the products in the United States under the Celgene label. The agreement requires us to purchase certain minimum quantities each year under a take-or-pay arrangement. The agreement has been extended through March 31, 2009. The agreement is automatically extendable by successive one-year periods, unless at least one year prior to the renewal date, either party advises the other party that it elects not to extend the

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      agreement. On December 29, 2005, the remaining minimum purchase requirements under the agreement totaled $102.0 million, consisting of $13.7 million from the initial agreement and the following subsequent extensions:

      o  April 1, 2006 -   December 31, 2006     $21,000,000

      o  January 1, 2007 - December 31, 2007     $29,050,000

      o  January 1, 2008 - December 31, 2008     $30,525,000

      o  January 1, 2009 - March 31, 2009         $7,725,000

Our principal executive offices are located at 86 Morris Avenue, Summit, New Jersey 07901, and our telephone number is (908) 673-9000. Additional information regarding us is set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 (which is incorporated by reference in this prospectus).

                                  RISK FACTORS


YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, AS WELL AS THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS OR ANY SUPPLEMENTAL PROSPECTUS HERETO OR INCORPORATED HEREIN BY REFERENCE IN THIS PROSPECTUS, BEFORE PURCHASING ANY OF OUR COMMON STOCK OR DEBT SECURITIES.

ALTHOUGH WE ARE CURRENTLY PROFITABLE, WE HAVE A HISTORY OF OPERATING LOSSES AND AN ACCUMULATED DEFICIT.

For the nine months ended September 30, 2005, we posted net income of $59.7 million. For the years ended December 31, 2004 and December 31, 2003, we posted net income of $52.8 million and $25.7 million, respectively. Prior to 2003, we had sustained losses in each year since our incorporation in 1986. In addition, we had an accumulated deficit of $174.7 million at September 30, 2005 compared with $234.4 million at December 31, 2004. We expect to make substantial expenditures to further develop and commercialize our products. We also expect that our rate of spending will accelerate as the result of increased clinical trial costs and expenses associated with regulatory approval and commercialization of products now in development and products discovered, licensed or acquired by us in the future.

WE MAY EXPERIENCE SIGNIFICANT FLUCTUATIONS IN OUR QUARTERLY OPERATING RESULTS.

We have historically experienced, and expect to continue for the foreseeable future to experience, significant fluctuations in our quarterly operating results. These fluctuations are due to a number of factors, many of which are outside our control, and may result in volatility of our stock price. Future operating results will depend on many factors, including:

   o  demand for our products;

   o  regulatory approvals for our products;

   o the timing and level of research and development and sales and marketing, including product launch, costs;

   o the timing and level of reimbursement from third-party payors for our products;

   o the timing of the introduction and market acceptance of new products by us or competing companies;

   o the development or expansion of business infrastructure in new clinical and geographic markets;

   o  the acquisition of new products and companies;

   o  tax rates in the jurisdictions in which we operate;

   o the timing and recognition of certain research and development milestones and license fees; and

   o  our ability to control our costs.

IF WE ARE UNSUCCESSFUL IN DEVELOPING AND COMMERCIALIZING OUR PRODUCTS, OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED WHICH COULD HAVE A NEGATIVE IMPACT ON THE VALUE OF OUR SECURITIES.

Many of our products and processes are in the early or mid-stages of research and development and will require the commitment of substantial financial resources, extensive research, development, preclinical testing, clinical trials, manufacturing scale-up and regulatory approval prior to being ready for sale. With the exception of REVLIMID(R), THALOMID(R), ALKERAN(R), FOCALIN(TM) and FOCALIN XR(TM) (the extended release version) and AMBIODRY(TM), all of our other product candidates will require further development, clinical testing and regulatory approvals before initial commercial marketing in the United States and internationally.

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Moreover, REVLIMID(R) requires further preclinical and clinical testing as a condition of approval and all of our commercially available products will require further development, clinical testing and regulatory approvals as we seek approvals in new indications and geographic markets. If it becomes too expensive to sustain our present commitment of resources on a long-term basis, we will be unable to continue certain necessary research and development activities. Furthermore, we cannot be certain that our clinical testing will render satisfactory results, or that we will receive required regulatory approvals for our new products or new indications. If any of our products, even if developed and approved, cannot be successfully commercialized, our business, financial condition and results of operations could be materially adversely affected which could have a negative impact on the value of our common stock or debt securities obligations.

DURING THE NEXT SEVERAL YEARS, WE WILL BE VERY DEPENDENT ON THE COMMERCIAL SUCCESS OF REVLIMID(R), THALOMID(R), ALKERAN(R), AND FOCALIN XR(TM).

At our present and anticipated level of operations, we may not be able to maintain profitability without continued growth in our revenues. The growth of our business during the next several years will be largely dependent on the commercial success of REVLIMID(R) and our other products. REVLIMID(R) was approved by the FDA on December 27, 2005 for the treatment of certain myelodysplastic syndromes, or MDS associated with a deletion 5q cytogenetic abnormality. REVLIMID(R) will be distributed through contracted pharmacies under the RevAssist(sm) program, which is a proprietary risk-management distribution program tailored specifically to help ensure the safe use of REVLIMID(R). We do not have long-term data on the use of the product and cannot predict whether REVLIMID(R) will gain widespread acceptance, which will mostly depend on the acceptance of regulators, physicians, patients and other key opinion leaders as a relatively safe and effective drug that has certain advantages as compared to existing or future therapies. In addition, some of our products compete with one another as therapies designed to treat cancer. For example, market acceptance of REVLIMID(R) may result to the detriment of THALOMID(R) and ALKERAN(R). We are also seeking to market REVLIMID(R) in Europe as well as for other indications in the United States. A delay in gaining the requisite regulatory approvals could negatively impact our growth plans and the value of our common stock or debt securities obligations.

THALOMID(R) is currently approved as a therapy for the treatment of ENL. However, the market for the use of THALOMID(R) in patients suffering from ENL is relatively small and we are dependent on revenues generated from its off-label use in treating multiple myeloma and other forms of cancer. We have filed an sNDA with the FDA seeking to market THALOMID(R) as a treatment in multiple myeloma and are awaiting the FDA's response. If THALOMID(R) does not receive market approval, we may not be able to maintain its market acceptance over time. In addition, if adverse experiences are reported in connection with the use of THALOMID(R) by patients, this could undermine physician and patient comfort with the product, could limit the commercial success of the product and could even impact the acceptance of our other products, including REVLIMID(R). Also, we are dependent upon sales of ALKERAN(R), which we license from GSK, and royalties based on Novartis' sales of FOCALIN XR(TM), which we cannot directly impact.

Our revenues and profits would be negatively impacted if generic versions of any of these products were to be approved and launched.

WE FACE THE RISK OF PRODUCT LIABILITY CLAIMS.

We may be subject to a variety of product liability or other claims based on allegations that the use of our technology or products has resulted in adverse effects, whether by participants in our clinical trials, by patients using our products or by other persons exposed to our products. Thalidomide, when used by pregnant women, has resulted in serious birth defects. Therefore, necessary and strict precautions must be taken by physicians prescribing the drug and pharmacies dispensing the drugs to women with childbearing potential. These precautions may not be observed in all cases or, if observed, may not be effective. Use of thalidomide has also been associated, in a limited number of cases, with other side effects, including nerve damage. Although we have product liability insurance that we believe is sufficient, we may be unable to maintain existing coverage or obtain additional coverage on commercially reasonable terms if required, or our coverage may be inadequate to protect us in the event of a multitude of claims being asserted against us. Our obligation to defend against or pay any product liability or other claim may be expensive and divert the efforts of our management and technical personnel.

IF OUR PRODUCTS ARE NOT ACCEPTED BY THE MARKET, DEMAND FOR OUR PRODUCTS WILL DETERIORATE OR NOT MATERIALIZE AT ALL.

It is necessary that our and our distribution partners' products, including REVLIMID(R), THALOMID(R), ALKERAN(R), FOCALIN(TM) and FOCALIN XR(TM), achieve and maintain market acceptance. A number of factors

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can render the degree of market acceptance of our products uncertain, including the products' efficacy, safety and advantages, if any, over competing products, as well as the reimbursement policies of third-party payors, such as government and private insurance plans. In particular, thalidomide, when used by pregnant women, has resulted in serious birth defects, and the negative history associated with thalidomide and birth defects may decrease the market acceptance of THALOMID(R). In addition, the products that we are attempting to develop through our Celgene Cellular Therapeutics subsidiary may represent substantial departures from established treatment methods and will compete with a number of traditional drugs and therapies which are now, or may be in the future, manufactured and marketed by major pharmaceutical and biopharmaceutical companies. Furthermore, public attitudes may be influenced by claims that stem cell therapy is unsafe, and stem cell therapy may not gain the acceptance of the public or the medical community. If our products are not accepted by the market, demand for our products will deteriorate or not materialize at all.

WE HAVE NO COMMERCIAL MANUFACTURING FACILITIES AND IF THE THIRD-PARTY MANUFACTURERS UPON WHOM WE RELY FAIL TO PRODUCE ON A TIMELY BASIS THE RAW MATERIALS OR FINISHED PRODUCTS IN THE VOLUMES THAT WE REQUIRE OR FAIL TO MEET QUALITY STANDARDS AND MAINTAIN NECESSARY LICENSURE FROM REGULATORY AUTHORITIES, WE MAY BE UNABLE TO MEET DEMAND FOR OUR PRODUCTS, POTENTIALLY RESULTING IN LOST REVENUES.

We do not currently manufacture any of our products on a commercial scale and have contracted with third-party manufacturers to supply the raw materials and finished products to meet our needs. Although a site has been purchased in Neuchatel, Switzerland and we are constructing a drug product manufacturing facility, we intend to continue to utilize outside manufacturers as needed to produce certain of our products on a commercial scale.

The active pharmaceutical ingredient, or API, for THALOMID(R) is manufactured by Eagle Picher Pharmaceutical Services, a Division of Eagle-Picher Incorporated, which has filed to reorganize under Chapter 11 of the Bankruptcy Code. We currently have adequate supplies of API for THALOMID(R) on hand to support our projected long-term requirements and do not believe that the Eagle-Picher Chapter 11 bankruptcy filing will result in any supply disruptions for the foreseeable future. We rely on two drug product manufacturers, Penn Pharmaceuticals Services Limited (PPSL) and Institute of Drug Technology Australia Limited for the formulation and encapsulation of the finished dosage form of THALOMID(R) capsules, and on one contract packager, Sharp Corporation, for the packaging of the final product.

The API for FOCALIN(TM) is currently obtained from two suppliers, Johnson Matthey Inc. and Seigfried USA, Inc., and we rely on a single manufacturer, Mikart, Inc., for the tableting and packaging of FOCALIN(TM) finished product. We obtain the API for FOCALIN XR(TM) from Johnson Matthey Inc., which in turn is supplied to Novartis for the manufacture of FOCALIN XR(TM) finished product.

We have entered into an agreement with Evotec OAI Limited for the supply of REVLIMID(R) API, and have contracted with OSG Norwich Pharmaceuticals and PPSL for the manufacture of REVLIMID(R) finished product.

The FDA requires that all suppliers of pharmaceutical bulk material and all manufacturers of pharmaceuticals for sale in or from the United States achieve and maintain compliance with the FDA's current Good Manufacturing Practices
(cGMP) regulations and guidelines. Failure of our third-party manufacturers to comply with applicable regulations could result in sanctions being imposed on them or us, including fines, injunctions, civil penalties, disgorgement, suspension or withdrawal of approvals, license revocation, seizures or recalls of products, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect supplies of our products. In addition, before any product batch produced by our manufacturers can be shipped, it must conform to release specifications pre-approved by regulators for the content of the pharmaceutical product. If the operations of one or more of our manufacturers were to become unavailable for any reason, any required FDA review and approval of the operations of an alternative supplier could cause a delay in the manufacture of our products. If our outside manufacturers do not meet our requirements for quality, quantity or timeliness, or do not achieve and maintain compliance with all applicable regulations, demand for our products or our ability to continue supplying such products could substantially decline.

WE HAVE LIMITED MARKETING AND DISTRIBUTION CAPABILITIES.

Although we have a 179-person U.S. pharmaceutical commercial organization to support our products, we may be required to seek one or more corporate partners to provide marketing services with respect to certain of our products.

Any delay in securing these resources could substantially delay or curtail the marketing of these products. We have contracted with Ivers Lee Corporation, d/b/a Sharp, a specialty distributor, to distribute THALOMID(R) and REVLIMID(R). If Sharp does not perform its obligations, our ability to distribute THALOMID(R) may be severely restricted.

WE RECEIVE SIGNIFICANT REVENUES FROM COLLABORATIONS AND MAY BE DEPENDENT ON COLLABORATIONS AND LICENSES WITH THIRD PARTIES.

Our ability to fully commercialize our preclinical and clinical-stage pipeline, if developed, may depend to some extent upon our entering into collaborations with other pharmaceutical and biopharmaceutical companies with the requisite experience and financial and other resources to obtain regulatory approvals and to manufacture and market such products. Our collaborations and licenses include an exclusive license (excluding Canada) to Novartis for the development and commercialization of FOCALIN(TM) and FOCALIN XR(TM); an agreement with Pharmion Corporation to expand the THALOMID(R) franchise internationally; and an agreement with GSK enabling us to distribute, promote and sell ALKERAN(R). Our present and future arrangements may be jeopardized if any or all of the following occur:

   o we are not able to enter into additional joint ventures or other arrangements on acceptable terms, if at all;

   o our joint ventures or other arrangements do not result in a compatible working relationship;

   o our partners change their business priorities, fail to perform as agreed upon or experience financial difficulties that disrupt necessary business operations;

   o our joint ventures or other arrangements do not lead to the successful development and commercialization of any products;

   o we are unable to obtain or maintain proprietary rights or licenses to technology or products developed in connection with our joint ventures or other arrangements; or

   o we are unable to preserve the confidentiality of any proprietary rights or information developed in connection with our joint ventures or other arrangements.

WE MAY CONTINUE TO MAKE STRATEGIC ACQUISITIONS OF OTHER COMPANIES BUSINESSES OR PRODUCTS AND THESE ACQUISITIONS INTRODUCE SIGNIFICANT RISKS AND UNCERTAINTIES, INCLUDING RISKS RELATED TO INTEGRATING THE ACQUIRED BUSINESSES AND PRODUCTS AND TO ACHIEVING BENEFITS FROM THE ACQUISITIONS.

In order to take advantage of external growth opportunities, we have made, and may continue to make, strategic acquisitions that involve significant risks and uncertainties. These risks and uncertainties include: (1) the difficulty in integrating newly-acquired businesses and operations in an efficient and effective manner; (2) the challenges in achieving strategic objectives, cost savings and other benefits from acquisitions; (3) the risk that the technologies acquired do not evolve as anticipated; (4) contracts, agreements, assets and liabilities are not as represented; (5) the potential loss of key employees of the acquired businesses; (6) the risk of diverting the attention of senior management from our other operations; (7) the risks of entering new markets in which we have limited experience; (8) difficulties in expanding information technology systems and other business processes to accommodate the acquired businesses; and (9) future impairments of goodwill and other intangibles of an acquired business.

Many acquisition candidates in the biopharmaceuticals industry carry high price to earnings valuations. As a result, acquiring a business that has a high valuation may be dilutive to our earnings, especially when the acquired business has little or no revenue.

Key employees of acquired businesses may receive substantial value in connection with a transaction in the form of change-in-control agreements, acceleration of stock options and the lifting of restrictions on other equity-based compensation rights. To retain such employees and integrate the acquired business, we may offer additional, sometimes costly, retention incentives.

THE HAZARDOUS MATERIALS WE USE IN OUR RESEARCH, DEVELOPMENT AND OTHER BUSINESS OPERATIONS COULD RESULT IN SIGNIFICANT LIABILITIES WHICH COULD EXCEED OUR INSURANCE COVERAGE AND FINANCIAL RESOURCES.

We use certain hazardous materials in our research, development and general business activities. While we believe we are currently in substantial compliance with the federal, state and local laws and regulations governing the use of these materials, we cannot be certain that accidental injury or contamination will not occur. Any such accident or contamination could result in substantial liabilities that could exceed our insurance coverage and financial resources. Additionally, the cost of compliance with environmental and safety laws and regulations may increase in the future, requiring us to expend more financial resources either in compliance or in purchasing supplemental insurance coverage.

THE PHARMACEUTICAL INDUSTRY IS SUBJECT TO EXTENSIVE GOVERNMENT REGULATION WHICH PRESENTS NUMEROUS RISKS TO US.

The discovery, preclinical development, clinical trials, manufacturing, marketing and labeling of pharmaceuticals and biologics are all subject to extensive regulation by numerous governmental authorities and agencies in the United States and other countries. If we or our contractors and collaborators are delayed in receiving, or are unable to obtain at all, necessary governmental approvals, we will be unable to effectively market our products.

The testing, marketing and manufacturing of our products require regulatory approval, including approval from the FDA and, in some cases, from the U.S. Environmental Protection Agency or governmental authorities outside of the United States that perform roles similar to those of the FDA and EPA. Certain of our pharmaceutical products, such as FOCALIN(TM), fall under the Controlled Substances Act of 1970 that requires authorization by the U.S. Drug Enforcement Agency, or DEA, of the U.S. Department of Justice in order to handle and distribute these products. The regulatory approval process presents several risks to us:

   o In general, preclinical tests and clinical trials can take many years, and require the expenditure of substantial resources, and the data obtained from these tests and trials can be susceptible to varying interpretation that could delay, limit or prevent regulatory approval;

   o Delays or rejections may be encountered during any stage of the regulatory process based upon the failure of the clinical or other data to demonstrate compliance with, or upon the failure of the product to meet, a regulatory agency's requirements for safety, efficacy and quality or, in the case of a product seeking an orphan drug indication, because another designee received approval first;

   o Requirements for approval may become more stringent due to changes in regulatory agency policy, or the adoption of new regulations or legislation;

   o The scope of any regulatory approval, when obtained, may significantly limit the indicated uses for which a product may be marketed and reimbursed and may impose significant limitations in the nature of warnings, precautions and contra-indications that could materially affect the sales and profitability of the drug;

   o  Pricing and reimbursement controls;

   o Approved drugs, as well as their manufacturers, are subject to continuing and ongoing review, and discovery of previously unknown problems with these products or the failure to adhere to manufacturing or quality control requirements may result in restrictions on their manufacture, sale or use or in their withdrawal from the market;

   o Regulatory authorities and agencies may promulgate additional regulations restricting the sale of our existing and proposed products;

   o Once a product receives marketing approval, the FDA may not permit us to market that product for broader or different applications, or may not grant us approval with respect to separate product applications that represent extensions of our basic technology. In addition, the FDA may withdraw or modify existing approvals in a significant manner or promulgate additional regulations restricting the sale of our present or proposed products;

   o Products, such as REVLIMID(R), that are subject to accelerated approval can be subject to an expedited withdrawal if the post-marketing study commitments are not completed with due diligence, the post-marketing restrictions are not adhered to or are shown to be inadequate to assure the safe use of the drug, or evidence demonstrates that the drug is not shown to be safe and effective under its conditions of use. Additionally, promotional materials for such drugs are subject to enhanced surveillance, including pre-approval review of all promotional materials used within 120 days following marketing approval and a requirement for the submissions 30 days prior to initial dissemination of all promotional materials disseminated after 120 days following marketing approval.

   o Our labeling and promotional activities relating to our products are regulated by the FDA and state regulatory agencies and, in some circumstances, by the DEA, and are subject to associated risks. If we fail to comply with FDA regulations prohibiting promotion of off-label uses and the promotion of products for which marketing clearance has not been obtained, the FDA, or the Office of the Inspector General of the

      Department of Health and Human Services or the state Attorneys General could bring an enforcement action against us that could inhibit our marketing capabilities as well as result in significant penalties.

The FDA's Center for Biologics Evaluation and Research currently regulates under 21 CFR Parts 1270 and 1271 human tissue intended for transplantation that is recovered, processed, stored or distributed by methods that do not change tissue function or characteristics and that is not currently regulated as a human drug, biological product or medical device. Certain stem cell activities fall within this category. Part 1270 requires tissue establishments to screen and test donors, to prepare and follow written procedures for the prevention of the spread of communicable disease and to maintain records. It also provides for inspection by the FDA of tissue establishments. Part 1271 requires human cells, tissue and cellular and tissue-based product establishments (HCT/Ps) to register with the agency and list their HCT/Ps.

Currently, we are required to be, and are, licensed to operate in New York and New Jersey, two of the states in which we currently collect placentas and umbilical cord blood for our allogeneic and private stem cell banking businesses. If other states adopt similar licensing requirements, we would need to obtain such licenses to continue operating. If we are delayed in receiving, or are unable to obtain at all, necessary licenses, we will be unable to provide services in those states and this would impact negatively on our revenues.

WE MAY NOT BE ABLE TO PROTECT OUR INTELLECTUAL PROPERTY AND OUR PRODUCTS MAY BE SUBJECT TO GENERIC COMPETITION.

Our success depends, in part, on our ability to obtain and enforce patents, protect trade secrets, obtain licenses to technology owned by third parties and to conduct our business without infringing upon the proprietary rights of others. The patent positions of pharmaceutical and biopharmaceutical firms, including ours, can be uncertain and involve complex legal and factual questions.

Under the current U.S. patent laws, patent applications in the United States are maintained in secrecy from four to eighteen months, and publication of discoveries in the scientific and patent literature often lag behind actual discoveries. Thus, we may discover sometime in the future that we, or the third parties from whom we have licensed patents or patent applications, were not the first to make and/or file the inventions covered by the patents and patent applications in which we have or seek rights. In the event that a third party has also filed a patent application for any of the inventions claimed in our patents or patent applications, or those we have licensed-in, we could become involved in an interference proceeding declared by the U.S. Patent and Trademark Office to determine priority of invention or an opposition proceeding in other places such as Europe. Such an interference or opposition could result in the loss of an issued U.S. or foreign patent, respectively, or loss of any opportunity to secure U.S. patent protection for that invention. Even if the eventual outcome is favorable to us, such proceedings could result in substantial cost and delay to us and limit the scope of the claimed subject matter.

In addition, the coverage sought in a patent application may not be obtained or may be significantly reduced before the patent is issued. Consequently, if our pending applications, or pending application that we have licensed-in from third parties, do not result in the issuance of patents or if any patents that are issued do not provide significant proprietary protection or commercial advantage, our ability to sustain the necessary level of intellectual property rights upon which our success depends may be restricted.

Moreover, different countries have different procedures for obtaining patents, and patents issued in different countries provide different degrees of protection against the use of a patented invention by others. Therefore, if the issuance to us or our licensors, in a given country, of a patent covering an invention is not followed by the issuance in other countries of patents covering the same invention, or if any judicial interpretation of the validity, enforceability or scope of the claims in a patent issued in one country is not similar to the interpretation given to the corresponding patent issued in another country, our ability to protect our intellectual property in other countries may be limited.

Furthermore, even if our patents, or those we have licensed-in, are issued, our competitors may still challenge the scope, validity or enforceability of such patents in court, requiring us to engage in complex, lengthy and costly litigation. Alternatively, our competitors may be able to design around such patents and compete with us using the resulting alternative technology. If any of our issued or licensed patents are infringed, we may not be successful in enforcing our or our licensor's intellectual property rights or defending the validity or enforceability of our issued patents and subsequently not be able to develop or market applicable products exclusively.

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FDA regulatory exclusivity for thalidomide has expired so that generic drug companies can file an abbreviated new drug application, or ANDA, to seek approval to market thalidomide in the United States. However, such an ANDA filer will need to challenge the validity or enforceability of our United States patents relating to our S.T.E.P.S.(R) program or to demonstrate that they do not use an infringing risk management program. We cannot predict whether an ANDA challenge to our patents will be made, nor can we predict whether our S.T.E.P.S.(R) patents can be circumscribed or invalidated or otherwise rendered unenforceable. However, if such an ANDA was filed and approved by the FDA, and the generic company was successful in challenging our patents listed in the Orange Book for THALOMID(R), the generic company would be permitted to sell a generic thalidomide product.

Further, we rely upon unpatented proprietary and trade secret technology that we try to protect, in part, by confidentiality agreements with our collaborative partners, employees, consultants, outside scientific collaborators, sponsored researchers and other advisors. If these agreements are breached, we may not have adequate remedies for any such breach. Despite precautions taken by us, others may obtain access to or independently develop our proprietary technology or such technology may be found to be non-proprietary or not a trade secret.

Our right to practice the inventions claimed in certain patents that relate to THALOMID(R) arises under licenses granted to us by others, including The Rockefeller University and Children's Medical Center Corporation, or CMCC. In addition to these patents, which relate to thalidomide, we have also licensed from CMCC certain patents relating to thalidomide analogs. In December 2002, we entered into an exclusive license agreement with CMCC and EntreMed Inc. pursuant to which CMCC exclusively licensed to us certain patents and patent applications that relate to analogs, metabolites, precursors and hydrolysis products of thalidomide, and all stereoisomers thereof. Our license under the December 2002 agreement is worldwide and royalty-bearing, and we have complete control over the prosecution of the licensed thalidomide analog patent rights. Under this December 2002 agreement, we are obligated to comply with certain milestones, for a REVLIMID(R) approval and royalties with respect to sales of REVLIMID(R). The December 2002 agreement also grants us an option for a certain time period, to inventions in the field of thalidomide analogs that may be developed at CMCC in the laboratory of Dr. Robert D'Amato, pursuant to the terms and conditions of a separate Sponsored Research Agreement negotiated between CMCC and us.

Further, while we believe these confidentiality agreements and license agreements to be valid and enforceable, our rights under these agreements may not continue or disputes concerning these agreements may arise. If any of the foregoing should occur, we may be unable to rely upon our unpatented proprietary and trade secret technology, or we may be unable to use the third-party proprietary technology we have licensed-in, either of which may prevent or hamper us from successfully pursuing our business.

On August 19, 2004, we, together with our exclusive licensee Novartis, filed an infringement action in the United States District Court of New Jersey against Teva Pharmaceuticals USA, Inc., in response to notices of Paragraph IV certifications made by Teva in connection with the filing of an ANDA for FOCALIN(TM). The notification letters contend that United States Patent Nos. 5,908,850, and 6,355,656, or '656 patent, are invalid. The '656 patent is currently the subject of reexamination proceedings in the United States Patent and Trademark Office. After the suit was filed, Novartis listed another patent, United States Patent No. 6,528,530, or '530 patent, in the Orange Book in association with the FOCALIN(TM) NDA. The '530 patent is currently not part of the patent infringement action against Teva. This case does not involve an ANDA for RITALIN LA(R) or FOCALIN XR(TM) as such an ANDA has not been filed. Recently, Teva amended its answer to contend that the '850 patent was not infringed by the filing of its ANDA, and that the '850 patent is not enforceable due to an allegation of inequitable conduct. Fact discovery is set to expire on February 28, 2006. No trial date has been set. If successful, Teva will be permitted to sell a generic version of FOCALIN(TM), which could significantly reduce our sales of FOCALIN(TM) to Novartis.

It is also possible that third-party patent applications and patents could issue with claims that broadly cover certain aspects of our business or of the subject matter claimed in the patents or patent applications owned or optioned by us or licensed to us, which may limit our ability to conduct our business or to practice under our patents, and may impede our efforts to obtain meaningful patent protection of our own. If patents are issued to third parties that contain competitive or conflicting claims, we may be legally prohibited from pursuing research, development or commercialization of potential products or be required to obtain licenses to these patents or to develop or obtain alternative technology. We may be legally prohibited from using patented technology, may not be able to obtain any license to the patents and technologies of third parties on acceptable terms, if at all, or may not be able to obtain or develop alternative technologies. Consequently, if we cannot successfully defend against any patent infringement suit that may be brought against us by a third-party, we may lose the ability to continue to conduct our business as we presently do, or to practice certain subject matter delineated by patent claims that we have exclusive rights to, whether by ownership or by license, and that may have a material adverse effect on our business.

We rely upon trademarks and service marks to protect our rights to the intellectual property used in our business. On October 29, 2003, we filed a lawsuit against Centocor, Inc. to prevent Centocor's use of the term "I.M.I.D.s" in connection with Centocor's products, which use, we believe, is likely to cause confusion with our IMiDs(R) registered trademark for compounds being developed by us to treat cancer and inflammatory diseases. If we are not successful in this suit, it may be necessary for us to adopt a different trademark for that class of compounds and thereby lose the value we believe we have built in the "IMiDs(R)" mark.

On January 15, 2004, an opposition proceeding was brought by Celltech R&D Ltd. against granted European Patent 0728143 which we have licensed from the University of California relating to JNK 1 and JNK 2 polypeptides. This proceeding is directed solely to our claims for JNK 2 and not JNK 1. An oral hearing occurred in October of 2005 in which the European Patent Office advised us of its intent to revoke certain of our claims. We await a written decision. The written decision may be appealed. We do have other JNK1 and JNK European patent application claims pending.

THE PHARMACEUTICAL AND BIOTECH INDUSTRY IS HIGHLY COMPETITIVE AND SUBJECT TO RAPID AND SIGNIFICANT TECHNOLOGICAL CHANGE.

The pharmaceutical industry in which we operate is highly competitive and subject to rapid and significant technological change. Our present and potential competitors include major pharmaceutical and biotechnology companies, as well as specialty pharmaceutical firms, including but not limited to:

   o  Amgen, which potentially competes with our TNF alfa and kinase inhibitors;

   o Novartis, which potentially competes with our IMiDs(R) and kinase programs;

   o Bristol Myers Squibb Co., which potentially competes in clinical trials with our IMiDs(R) and TNF alfa inhibitors;

   o Genentech, Inc., which potentially competes in clinical trials with our IMiDs(R) and TNF alfa inhibitors;

   o AstraZeneca plc, which potentially competes in clinical trials with our IMiDs(R) and TNF alfa inhibitors;

   o Millennium Pharmaceuticals, Inc., which potentially competes in clinical trials with our IMiDs(R) and TNF alfa inhibitors as well as with THALOMID(R);

   o Vertex Pharmaceuticals Inc. and Pfizer Inc., which potentially compete in clinical trials with our kinase inhibitors; and

   o Biogen IDEC Inc. and Genzyme Corporations, both of which are generally developing drugs that address the oncology and immunology markets.

Many of these companies have considerably greater financial, technical and marketing resources than we. We also experience competition from universities and other research institutions, and in some instances, we compete with others in acquiring technology from these sources. The pharmaceutical industry has undergone, and is expected to continue to undergo, rapid and significant technological change, and we expect competition to intensify as technical advances in the field are made and become more widely known. The development of products or processes by our competitors with significant advantages over those that we are seeking to develop could cause the marketability of our products to stagnate or decline.

SALES OF OUR PRODUCTS ARE DEPENDENT ON THIRD-PARTY REIMBURSEMENT.

Sales of our products will depend, in part, on the extent to which the costs of our products will be paid by health maintenance, managed care, pharmacy benefit and similar health care management organizations, or reimbursed by government health administration authorities, private health coverage insurers and other third-party payors. These health care management organizations and third-party payors are increasingly challenging the prices charged for medical products and services. Additionally, the containment of health care costs has become a priority of federal and state governments, and the prices of drugs have been a focus in this effort. If these organizations and third-party payors do not consider our products to be cost-effective or competitive with other available therapies, they may not reimburse providers or consumers of our products or, if they do, the level of reimbursement may not be sufficient to allow us to sell our products on a profitable basis.

WE HAVE GROWN RAPIDLY, AND IF WE FAIL TO ADEQUATELY MANAGE THAT GROWTH OUR BUSINESS COULD BE ADVERSELY IMPACTED.

We have an aggressive growth plan that has included substantial and increasing investments in research and development, sales and marketing and facilities. We plan to continue to grow and our plan has a number of risks, some of which we cannot control. For example:

   o we will need to generate higher revenues to cover a higher level of operating expenses, and our ability to do so may depend on factors that we do not control;

   o  we will need to assimilate new staff members;

   o we will need to manage complexities associated with a larger and faster growing organization; and

   o we will need to accurately anticipate demand for the products we manufacture and maintain adequate manufacturing capacity, and our ability to do so may depend on factors that we do not control.

THE PRICE OF OUR COMMON STOCK MAY FLUCTUATE SIGNIFICANTLY, WHICH MAY MAKE IT DIFFICULT FOR YOU TO SELL THE COMMON STOCK WHEN YOU WANT OR AT PRICES YOU FIND ATTRACTIVE.

There has been significant volatility in the market prices for publicly traded shares of biopharmaceutical companies, including ours. We expect that the market price of our common stock will continue to fluctuate. The intra-day price of our common stock fluctuated from a high of $63.27 per share to a low of $24.70 per share for the 11 months ended November 30, 2005. On December 27, 2005, our common stock closed at a price of $57.48 per share. The price of our common stock may not remain at or exceed current levels. The following key factors may have an adverse impact on the market price of our common stock:

   o results of our clinical trials or adverse events associated with our marketed products;

   o  announcements of technical or product developments by our competitors;

   o  market conditions for pharmaceutical and biotechnology stocks;

   o  market conditions generally;

   o  governmental regulation;

   o  health care legislation;

   o public announcements regarding medical advances in the treatment of the disease states that we are targeting;

   o  patent or proprietary rights developments;

   o changes in pricing and third-party reimbursement policies for our products; or

   o  fluctuations in our operating results.

In addition, the stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations may adversely affect the market price of our common stock.

THE NUMBER OF SHARES OF OUR COMMON STOCK ELIGIBLE FOR FUTURE SALE COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

Future sales of substantial amounts of our common stock or debt or other securities convertible into common stock could adversely affect the market price of our common stock. As of December 29, 2005, there were outstanding stock options and warrants for 25,430,361 shares of common stock, of which 24,976,654 were currently exercisable at an exercise price range between $0.08 per share and $71.34 per share, with a weighted average exercise price of $26.98 per share. These amounts include outstanding options and warrants of Anthrogenesis Corp. (which is now our Celgene Cellular Therapeutics subsidiary) that we assumed as part of our acquisition of Anthrogenesis on December 31, 2002 and that were converted into outstanding options and warrants of our common stock pursuant to an exchange ratio. In addition, in June 2003, we issued $400.0 million of unsecured convertible notes that are currently convertible into 16,511,180 shares of our common stock at the conversion price. The conversion of some or all of these notes will dilute the ownership interest of existing stockholders.

OUR SHAREHOLDER RIGHTS PLAN AND CERTAIN CHARTER AND BY-LAW PROVISIONS MAY DETER A THIRD-PARTY FROM ACQUIRING US AND MAY IMPEDE THE STOCKHOLDERS' ABILITY TO REMOVE AND REPLACE OUR MANAGEMENT OR BOARD OF DIRECTORS.

Our board of directors has adopted a shareholder rights plan, the purpose of which is to protect stockholders against unsolicited attempts to acquire control of us that do not offer a fair price to all of our stockholders. The rights plan may have the effect of dissuading a potential acquirer from making an offer for our common stock at a price that represents a premium to the then current trading price.

Our board of directors has the authority to issue, at any time, without further stockholder approval, up to 5,000,000 shares of preferred stock, and to determine the price, rights, privileges and preferences of those shares. An issuance of preferred stock could discourage a third-party from acquiring a majority of our outstanding voting stock. Additionally, our board of directors has adopted certain amendments to our by-laws intended to strengthen the board's position in the event of a hostile takeover attempt. These provisions could impede the stockholders' ability to remove and replace our management and/or board of directors.

Furthermore, we are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law, which may also dissuade a potential acquirer of our common stock.

                           FORWARD-LOOKING STATEMENTS

Certain statements contained or incorporated by reference in this prospectus are forward-looking statements concerning our business, financial condition, results of operations, economic performance and financial condition. Forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and within the meaning of Section 21E of the Securities Exchange Act of 1934 are included, for example, in the discussions about:

-  our strategy;

-  new product discovery, development or product introduction;

-  product manufacturing;

-  product sales, royalties and contract revenues;

-  expenses and net income;

-  our credit risk management;

-  our liquidity;

-  our asset/liability risk management; and

-  our operational and legal risks.

These and other forward-looking statements involve risks and uncertainties. Actual results may differ materially from those expressed or implied in those statements. Factors that could cause such differences include, but are not limited to, those discussed under the preceding section called "Risk Factors."

                                 USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, the net proceeds from the sale of securities offered by this prospectus will be used for general corporate purposes, including further development of our lead clinical programs, expansion of our international operations, capital expenditures and to meet working capital needs. We expect from time to time to evaluate the acquisition of businesses, products and technologies for which a portion of the net proceeds may be used. We will use a prospectus supplement in connection with the sale of securities offered by this prospectus to further specify how we intend to use any proceeds generated by such sale.

                       RATIO OF EARNINGS TO FIXED CHARGES

The following table shows our historical ratio of earnings to fixed charges, or deficiency of earnings, for each of the five most recent fiscal years and for the nine months ended September 30, 2005 (dollars in thousands):

                         NINE MONTHS                         YEARS ENDED DECEMBER 31,
                            ENDED
                        SEPTEMBER 30,
                             2005           2004       2003       2002        2001       2000
                        ------------      --------   --------   --------    --------   --------
Ratio of earnings to         11.1            7.4        5.3        --          --         --
fixed charges (1)

Deficiency of earnings
available to cover
fixed charges (2)              --             --         --      $(91,590)   $(4,136)   $(18,813)


(1) For purposes of computing the ratio of earnings to fixed charges, earnings consist of the sum of our pretax income from continuing operations before loss from equity investees and fixed charges. Fixed charges consist of interest expense, amortization of debt discount, premium and expense, capitalized interest and a portion of lease payments considered to represent an interest factor.

(2) There was a deficiency of earnings available to cover fixed charges for the years 2000-2002 because we incurred net losses in each of those years.

                          DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 275,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share, of which 520 shares have been designated Series A convertible preferred stock and 20,000 shares have been designated as Series B convertible preferred stock. As of December 27, 2005, there were 171,120,633 shares of common stock outstanding, no shares of Series A convertible preferred stock outstanding and no shares of Series B convertible preferred stock outstanding.

COMMON STOCK

Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, and do not have cumulative voting rights. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of funds legally available therefor, and subject to any preferential dividend rights of any then outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to any liquidation preference of any then outstanding preferred stock. Holders of common stock have no preemptive, subscription or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock. The outstanding shares of common stock are, and any shares offered by us in this offering will be when issued and paid for, fully paid and non-assessable.

PREFERRED STOCK

Our board of directors has the authority, subject to certain restrictions, without further stockholder approval, to issue, at any time and from time to time, shares of preferred stock in one or more series. Each such series shall have such number of shares, designations, preferences, voting powers, qualifications, and special or relative rights or privileges as shall be determined by our board of directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights, to the full extent now or hereafter permitted by the laws of the State of Delaware.

The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. Such rights may include voting and conversion rights which could adversely affect the holders of the common stock. Satisfaction of any dividend preferences of outstanding preferred stock would reduce the amount of funds available, if any, for the payment of dividends on common stock. Holders of preferred stock would typically be entitled to receive a preference payment.

SHAREHOLDER RIGHTS PLAN

Our board of directors has adopted a shareholder rights plan. The shareholder rights plan was adopted to give our board of directors increased power to negotiate in our best interests and to discourage appropriation of control of us at a price that is unfair to our stockholders. It is not intended to prevent fair offers for acquisition of control determined by our board of directors to be in the best interests of us and our stockholders, nor is it intended to prevent a person or group from obtaining representation on or control of our board of directors through a proxy contest, or to relieve our board of directors of its fiduciary duty to consider any proposal for our acquisition in good faith.

The shareholder rights plan involves the distribution of one "right" as a dividend on each outstanding share of our common stock to all holders of record on September 26, 1996, and an ongoing distribution of one right with respect to each share of our common stock issued subsequently. Each right shall entitle the holder to purchase one-tenth of a share of common stock. The rights trade in tandem with the common stock until, and become exercisable upon, the occurrence of certain triggering events, and the exercise price is based on the estimated long-term value of our common stock. The exercise of these rights becomes economically attractive upon the triggering of certain "flip-in" or "flip-over" rights which work in conjunction with the shareholder rights plan's basic provisions. The flip-in rights will permit their holders to purchase shares of common stock at a discounted rate, resulting in substantial dilution of an acquiror's voting and economic interests in us. The flip-over element of the shareholder rights plan involves some mergers or significant asset purchases, which trigger certain rights to purchase shares of the acquiring or surviving company at a discount. The shareholder rights plan contains a "permitted offer" exception which allows offers determined by our board of directors to be in our best interests and our stockholders to take place free of the diluting effects of the shareholder rights plan's mechanisms.

Our board of directors retains the right, at all times prior to acquisition of 15% or more of our voting common stock by an acquiror, to discontinue the shareholder rights plan through the redemption of all rights, or to amend the shareholder rights plan in any respect. In August 2003, we amended the shareholder rights plan to provide that a qualified institutional investor (as defined in the amendment) will not trigger any rights under the plan until it beneficially owns at least 17% of the shares of our outstanding common stock, rather than 15%.

DELAWARE LAW AND SOME BY-LAW PROVISIONS

Our board of directors has adopted certain amendments to our by-laws intended to strengthen our board of directors' position in the event of a hostile takeover attempt. These by-law provisions have the following effects:

o they provide that only persons who are nominated in accordance with the procedures set forth in the by-laws shall be eligible for election as our directors, except as may be otherwise provided in the by-laws;

o they provide that only business brought before the annual meeting by our board of directors or by a stockholder who complies with the procedures set forth in the by-laws may be transacted at an annual meeting of stockholders;

o they provide that only the chairman of the board, if any, the chief executive officer, the president, the secretary or a majority of our board of directors may call special meetings of our stockholders;

o they establish a procedure for our board of directors to fix the record date whenever stockholder action by written consent is undertaken; and

o they require a vote of holders of two-thirds of the outstanding shares of common stock to amend certain by-law provisions.

Furthermore, we are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of the corporation's voting stock.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company. It is located at 59 Maiden Lane, New York, NY 10038, and its telephone number is (718) 921-8200.

                         DESCRIPTION OF DEBT SECURITIES


The following is a summary of the general terms of the debt securities covered by this prospectus. We will file a prospectus supplement that may contain additional terms when we issue debt securities under one or more senior or subordinated indentures. The terms presented here, together with the terms in a related prospectus supplement, which could be different from the terms described below, will be a description of the material terms of the debt securities. You should also read the applicable indenture. We have filed forms of indentures with the SEC as exhibits to the registration statement of which this prospectus is a part. All capitalized terms have the meanings specified in the indentures. The indentures are substantially identical except for the subordination provisions described below under "Subordinated Debt Securities." The terms and provisions of the debt securities below will most likely be modified by the documents that set forth the specific terms of the debt securities issued.

We may issue, from time to time, debt securities, in one or more series, that will consist of either our senior or subordinated debt. The debt securities we offer will be issued under an indenture or indentures between us and a trustee. Debt securities, whether senior or subordinated, may be issued as convertible debt securities or exchangeable debt securities.

GENERAL

Debt securities may be issued in separate series without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the debt securities of any series.

We are not limited as to the amount of debt securities we may issue under the indentures. The prospectus supplement will set forth:

-  whether the debt securities will be senior or subordinated,

-  the offering price,

-  the title,

-  any limit on the aggregate principal amount,

- the person who shall be entitled to receive interest, if other than the record holder on the record date,

-  the date the principal will be payable,

- the interest rate, if any, the date interest will accrue, the interest payment dates and the regular record dates,

-  the place where payments may be made,

-  any mandatory or optional redemption provisions,

- any obligation to redeem or purchase the debt securities pursuant to a sinking fund,

- if applicable, the method for determining how the principal, premium, if any, or interest will be calculated by reference to an index or formula,

- conversion or exchange provisions, if any, including conversion or exchange prices or rates and adjustments thereto,

- if other than U.S. currency, the currency or currency units in which principal, premium, if any, or interest will be payable and whether we or the holder may elect payment to be made in a different currency,

- the portion of the principal amount that will be payable upon acceleration of stated maturity, if other than the entire principal amount,

- if the principal amount payable at stated maturity will not be determinable as of any date prior to stated maturity, the amount which will be deemed to be the principal amount,

- any defeasance provisions if different from those described below under "Satisfaction and Discharge; Defeasance,"

-  any conversion or exchange provisions,

- whether the debt securities will be issuable in the form of a global security,

- any subordination provisions, if different than those described below under "Subordinated Debt Securities,"

- any deletions of, or changes or additions to, the events of default or covenants, and

-  any other specific terms of such debt securities.

Unless otherwise specified in a prospectus supplement:

-  the debt securities will be registered debt securities, and

- registered debt securities denominated in U.S. dollars will be issued in denominations of $1,000 or an integral multiple of $1,000.

Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at time of issuance is below market rates.

EXCHANGE AND TRANSFER

Debt securities may be transferred or exchanged at the office of the security registrar or at the office of any transfer agent designated by us.

We will not impose a service charge for any transfer or exchange, but we may require holders to pay any tax or other governmental charges associated with any transfer or exchange.

In the event of any potential redemption of debt securities of any series, we will not be required to:

- issue, register the transfer of, or exchange, any debt security of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption and ending at the close of business on the day of the mailing, or

- register the transfer of or exchange any debt security of that series selected for redemption, in whole or in part, except the unredeemed portion being redeemed in part.

We may initially appoint the trustee as the security registrar. Any transfer agent, in addition to the security registrar, initially designated by us will be named in a prospectus supplement. We may designate additional transfer agents or change transfer agents or change the office of the transfer agent. However, we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

GLOBAL SECURITIES

The debt securities of any series may be represented, in whole or in part, by one or more global securities. Each global security will:

- be registered in the name of a depositary that we will identify in a prospectus supplement,

-  be deposited with the depositary or nominee or custodian, and

-  bear any required legends.

No global security may be exchanged in whole or in part for debt securities registered in the name of any person other than the depositary or any nominee unless:

- the depositary has notified us that it is unwilling or unable to continue as depositary or has ceased to be qualified to act as depositary,

-  an event of default is continuing, or

-  any other circumstances described in a prospectus supplement.

As long as the depositary, or its nominee, is the registered owner of a global security, the depositary or nominee will be considered the sole owner and holder of the debt securities represented by the global security for all purposes under the indenture. Except in the above limited circumstances, owners of beneficial interests in a global security:

-  will not be entitled to have the debt securities registered in their names,

- will not be entitled to physical delivery of certificated debt securities, and

- will not be considered to be holders of those debt securities under the indentures.

Payments on a global security will be made to the depositary or its nominee as the holder of the global security. Some jurisdictions have laws that require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

Institutions that have accounts with the depositary or its nominee are referred to as "participants." Ownership of beneficial interests in a global security will be limited to participants and to persons that may hold beneficial interests through participants. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants.

Ownership of beneficial interests in a global security will be shown on and effected through records maintained by the depositary, with respect to participants' interests, or any participant, with respect to interests of persons held by participants on their behalf.

Payments, transfers and exchanges relating to beneficial interests in a global security will be subject to policies and procedures of the depositary.

The depositary policies and procedures may change from time to time. Neither we nor the trustee will have any responsibility or liability for the depositary's or any participant's records with respect to beneficial interests in a global security.

PAYMENT AND PAYING AGENTS

The provisions of this paragraph will apply to the debt securities unless otherwise indicated in a prospectus supplement. Payment of interest on a debt security on any interest payment date will be made to the person in whose name the debt security is registered at the close of business on the regular record date. Payment on debt securities of a particular series will be payable at the office of a paying agent or paying agents designated by us. However, at our option, we may pay interest by mailing a check to the record holder. The corporate trust office will be designated as our sole paying agent.

We may also name any other paying agents in a prospectus supplement. We may designate additional paying agents, change paying agents or change the office of any paying agent. However, we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All moneys paid by us to a paying agent for payment on any debt security which remain unclaimed at the end of two years after such payment was due will be repaid to us. Thereafter, the holder may look only to us for such payment.

REDEMPTION

We may reserve the right to redeem and pay, or may covenant to redeem and pay, the debt securities of any series or any part thereof prior to the stated maturity at such time and on such terms as provided for in the debt securities. The provisions described herein will apply to any optional and mandatory redemption of debt securities unless otherwise indicated in a prospectus supplement.

If less than all of the debt securities of a series are to be redeemed, the trustee will select the securities of the series to be redeemed in a manner that the trustee deems fair and appropriate, in denominations larger than $1,000. We will mail a notice of redemption at least 30 days but not more than 60 days before the redemption date by first-class mail to each holder whose debt securities are to be redeemed. The notice will identify the debt securities to be redeemed and will state:

-  the redemption date;

-  the redemption price;

-  the name and address of the paying agent;

- that the debt securities called for redemption must be surrendered to the paying agent to collect the redemption price;

- that interest on the debt securities called for redemption ceases to accrue on and after the redemption date; and

-  any other required information.

Once the notice of redemption is mailed, the debt securities called for redemption will become due and payable on the redemption date at the redemption price. The paying agent will pay the redemption price plus accrued interest to the redemption date to the holder of the redeemed debt securities upon surrender of such debt securities.

CONSOLIDATION, MERGER AND SALE OF ASSETS

We may not consolidate with or merge into any other person, in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to, any person, unless:

- the successor, if any, is a U.S. corporation, limited liability company, partnership, trust or other entity,

- the successor assumes our obligations on the debt securities and under the indenture,

- immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing, and

-  certain other conditions are met.

EVENTS OF DEFAULT

Unless we inform you otherwise in a prospectus supplement, the indenture will define an event of default with respect to any series of debt securities as one or more of the following events:

(1) failure to pay principal of or any premium on any debt security of that series when due,

(2) failure to pay any interest on any debt security of that series for 30 days when due,

(3)   failure to deposit any sinking fund payment when due,

(4) failure to perform any other covenant in the indenture continued for 60 days after being given the notice required in the indenture,

(5)   our bankruptcy, insolvency or reorganization, and

(6)   any other event of default specified in a prospectus supplement.

An event of default of one series of debt securities is not necessarily an event of default for any other series of debt securities. If an event of default, other than an event of default described in clause (5) above, shall occur and be continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding securities of that series may declare the principal amount of the debt securities of that series to be due and payable immediately.

If an event of default described in clause (5) above shall occur, the principal amount of all the debt securities of that series will automatically become immediately due and payable. Any payment by us on the subordinated debt securities following any such acceleration will be subject to the subordination provisions described below under "Subordinated Debt Securities."

After acceleration the holders of a majority in aggregate principal amount of the outstanding securities of that series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, or other specified amount, have been cured or waived.

Other than the duty to act with the required care during an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders shall have offered to the trustee reasonable indemnity. Generally, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

A holder will not have any right to institute any proceeding under the indentures, or for the appointment of a receiver or a trustee, or for any other remedy under the indentures, unless:

(1) the holder has previously given to the trustee written notice of a continuing event of default with respect to the debt securities of that series,

(2) the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made a written request and have offered reasonable indemnity to the trustee to institute the proceeding, and

(3) the trustee has failed to institute the proceeding and has not received direction inconsistent with the original request from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series within 60 days after the original request.

Holders may, however, sue to enforce the payment of principal, premium or interest on any debt security on or after the due date or to enforce the right, if any, to convert any debt security without following the procedures listed in
(1) through (3) above.

We will furnish the trustee an annual statement by our officers as to whether or not we are in default in the performance of the indenture and, if so, specifying all known defaults.

MODIFICATION AND WAIVER

We and the trustee may make modifications and amendments to the indentures with the consent of the holders of a majority in aggregate principal amount of the outstanding securities of each series affected by the modification or amendment.

However, neither we nor the trustee may make any modification or amendment without the consent of the holder of each outstanding security of that series affected by the modification or amendment if such modification or amendment would:

-  change the stated maturity of any debt security,

-  reduce the principal, premium, if any, or interest on any debt security,

- reduce the principal of an original issue discount security or any other debt security payable on acceleration of maturity,

-  reduce the rate of interest on any debt security,

-  change the currency in which any debt security is payable,

- impair the right to enforce any payment after the stated maturity or redemption date,

- waive any default or event of default in payment of the principal of, premium or interest on any debt security,

- waive a redemption payment or modify any of the redemption provisions of any debt security,

-  adversely affect the right to convert any debt security, or

- change the provisions in the indenture that relate to modifying or amending the indenture.

SATISFACTION AND DISCHARGE; DEFEASANCE

We may be discharged from our obligations on the debt securities of any series that have matured or will mature or be redeemed within one year if we deposit with the trustee enough cash to pay all the principal, interest and any premium due to the stated maturity date or redemption date of the debt securities.

Each indenture contains a provision that permits us to elect:

- to be discharged from all of our obligations, subject to limited exceptions, with respect to any series of debt securities then outstanding, and/or

- to be released from our obligations under the following covenants and from the consequences of an event of default resulting from a breach of these covenants:

   (1)   the subordination provisions under the subordinated indenture, and

   (2) covenants as to payment of taxes and maintenance of corporate existence.

To make either of the above elections, we must deposit in trust with the trustee enough money to pay in full the principal, interest and premium on the debt securities. This amount may be made in cash and/or U.S. government obligations. As a condition to either of the above elections, we must deliver to the trustee an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for Federal income tax purposes as a result of the action.

If any of the above events occurs, the holders of the debt securities of the series will not be entitled to the benefits of the indenture, except for the rights of holders to receive payments on debt securities or the registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.

NOTICES

Notices to holders will be given by mail to the addresses of the holders in the security register.

GOVERNING LAW

The indentures and the debt securities will be governed by, and construed under, the law of the State of New York.

REGARDING THE TRUSTEE

The indenture limits the right of the trustee, should it become a creditor of us, to obtain payment of claims or secure its claims.

The trustee is permitted to engage in certain other transactions. However, if the trustee acquires any conflicting interest, and there is a default under the debt securities of any series for which they are trustee, the trustee must eliminate the conflict or resign.

SUBORDINATED DEBT SECURITIES

Payment on the subordinated debt securities will, to the extent provided in the indenture, be subordinated in right of payment to the prior payment in full of all our senior indebtedness.

Upon any distribution of our assets upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of and interest on the subordinated debt securities will be subordinated in right of payment to the prior payment in full in cash or other payment satisfactory to the holders of senior indebtedness of all senior indebtedness. In the event of any acceleration of the subordinated debt securities because of an event of default, the holders of any senior indebtedness would be entitled to payment in full in cash or other payment satisfactory to such holders of all senior indebtedness obligations before the holders of the subordinated debt securities are entitled to receive any payment or distribution. The indenture requires us or the trustee to promptly notify holders of designated senior indebtedness if payment of the subordinated debt securities is accelerated because of an event of default.

We may not make any payment on the subordinated debt securities, including upon redemption at the option of the holder of any subordinated debt securities or at our option, if:

- a default in the payment of the principal, premium, if any, interest, rent or other obligations in respect of designated senior indebtedness occurs and is continuing beyond any applicable period of grace (called a "payment default"), or

- a default other than a payment default on any designated senior indebtedness occurs and is continuing that permits holders of designated senior indebtedness to accelerate its maturity, and the trustee receives a notice of such default (called a "payment blockage notice") from us or any other person permitted to give such notice under the indenture (called a "non-payment default").

We may resume payments and distributions on the subordinated debt securities:

- in the case of a payment default, upon the date on which such default is cured or waived or ceases to exist, and

- in the case of a non-payment default, the earlier of the date on which such nonpayment default is cured or waived or ceases to exist and 179 days after the date on which the payment blockage notice is received by the trustee, if the maturity of the designated senior indebtedness has not been accelerated.

No new period of payment blockage may be commenced pursuant to a payment blockage notice unless 365 days have elapsed since the initial effectiveness of the immediately prior payment blockage notice and all scheduled payments of principal, premium and interest, including any liquidated damages, on the debt securities that have come due have been paid in full in cash. No non-payment default that existed or was continuing on the date of delivery of any payment blockage notice shall be the basis for any later payment blockage notice unless the non-payment default is based upon facts or events arising after the date of delivery of such payment blockage notice.

If the trustee or any holder of the notes receives any payment or distribution of our assets in contravention of the subordination provisions on the subordinated debt securities before all senior indebtedness is paid in full in cash, property or securities, including by way of set-off, or other payment satisfactory to holders of senior indebtedness, then such payment or distribution will be held in trust for the benefit of holders of senior indebtedness or their representatives to the extent necessary to make payment in full in cash or payment satisfactory to the holders of senior indebtedness of all unpaid senior indebtedness.

In the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the subordinated debt securities may receive less, ratably, than our other creditors (including our trade creditors). This subordination will not prevent the occurrence of any event of default under the indenture.

As of December 29, 2005, no senior indebtedness was outstanding. We are not prohibited from incurring debt, including senior indebtedness, under the indenture. We may from time to time incur additional debt, including senior indebtedness.

We are obligated to pay reasonable compensation to the trustee and to indemnify the trustee against certain losses, liabilities or expenses incurred by the trustee in connection with its duties relating to the subordinated debt securities. The trustee's claims for these payments will generally be senior to those of noteholders in respect of all funds collected or held by the trustee.

CONVERSION OR EXCHANGE RIGHTS

Debt securities may be convertible into or exchangeable for shares of our common stock. The terms and conditions of conversion or exchange will be stated in the applicable prospectus supplement. The terms will include, among others, the following:

-  the conversion or exchange price,

-  the conversion or exchange period,

- provisions regarding the convertibility or exchangeability of the debt securities, including who may convert or exchange,

-  events requiring adjustment to the conversion or exchange price,

- provisions affecting conversion or exchange in the event of our redemption of the debt securities, and

-  any anti-dilution provisions, if applicable.

NO INDIVIDUAL LIABILITY OF STOCKHOLDERS, OFFICERS OR DIRECTORS

The indentures provide that none of our past, present or future stockholders, officers or directors, or stockholders, officers or directors of any successor corporation, in their capacity as such shall have any individual liability for any of our obligations, covenants or agreements under the debt securities or the applicable indenture.

NO CHANGE IN CONTROL PUT OPTIONS

The indentures do not provide that debt securities may be put to us at the option of the debtholder in the event of a change in control, highly leveraged transaction or other events. If we decide subsequently to provide such put options, an appropriate disclosure will be provided by prospectus supplement, including whether we maintain other indebtedness with similar features and the potential difficulties, if any, in meeting such simultaneous obligations.

NO SECURED INDEBTEDNESS

As of the date of the prospectus, we have no secured indebtedness, and none of our subsidiaries have any outstanding indebtedness. An appropriate disclosure will be provided by prospectus supplement to disclose any subsequent change in the foregoing.

                              PLAN OF DISTRIBUTION


We may sell the securities separately or together:

- through one or more underwriters or dealers in a public offering and sale by them,

-  directly to investors, or

-  through agents.

We may sell the securities from time to time in one or more transactions at a fixed price or prices, which may be changed from time to time:

-  at market prices prevailing at the time of sale,

-  at prices related to such prevailing market prices, or

-  at negotiated prices.

We may engage in at-the-market offerings of our common stock. An at-the-market offering is an offering of our common stock at other than a fixed price to or through a market maker. Under Rule 415(a)(4) promulgated under the Securities Act, the total value of at-the-market offerings made under this prospectus may not exceed 10% of the aggregate market value of our common stock held by non-affiliates.

We will describe the method of distribution of the securities in the applicable prospectus supplement. In the event there is a material change to our plan of distribution for securities offered pursuant to this prospectus, we will file a post-effective amendment to this prospectus setting forth an explanation of such change.

Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers (as their agents in connection with the sale of securities). These underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. The applicable prospectus supplement will identify any such underwriter, dealer or agent, and describe any compensation received by them from us.

Underwriters, dealers and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by the underwriters, dealers and agents.

We may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.

All debt securities will be new issues of securities with no established trading market. Underwriters involved in the public offering and sale of debt securities may make a market in the debt securities. However, they are not obligated to make a market and may discontinue market making activity at any time. No assurance can be given as to the liquidity of the trading market for any debt securities.

Underwriters or agents and their associates may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

                                  LEGAL MATTERS

Proskauer Rose LLP, New York, New York, will pass on the validity of the issuance of the securities offered in this prospectus.

                                     EXPERTS

The consolidated financial statements and schedule of Celgene Corporation and subsidiaries as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

KPMG LLP's report dated March 18, 2005, on management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004, contains an explanatory paragraph that states management has not evaluated the effectiveness of internal control over financial reporting at Penn T Limited, which was acquired on October 21, 2004. KPMG LLP's audit of internal control over financial reporting of Celgene Corporation and subsidiaries also excludes an evaluation of the internal control over financial reporting of Penn T Limited.

KPMG LLP's audit report dated March 18, 2005 covering the December 31, 2004 consolidated financial statements also contains an explanatory paragraph that states the Company's 2003 and 2002 consolidated financial statements have been restated.

The statements in this prospectus that relate to U.S. patent rights licensed from The Rockefeller University and Children's Medical Center Corporation under the caption "Risk Factors - We may not be able to protect our intellectual property" have been reviewed and approved by Jones Day as our special patent counsel for these matters, and are included herein in reliance upon their review and approval as patent council.

With the exception of the statements regarding stem cell related activities, the statements describing legal and regulatory requirements in this prospectus under the caption "Risk Factors - The pharmaceutical industry is subject to extensive government regulation which presents numerous risks to us" have been reviewed and, assuming the accuracy of the factual statements made, approved by Kleinfeld, Kaplan & Becker, as experts in such matters, and are included herein in reliance upon such review and approval.

The statements in this prospectus that relate to trademarks under the caption "Risk Factors - We may not be able to protect our intellectual property" have been reviewed by Cozen O'Conner as our special trademarks counsel for these matters and are included herein in reliance upon such review and approval.

                       WHERE YOU CAN FIND MORE INFORMATION

We file reports with the Securities and Exchange Commission, or the SEC, on a regular basis that contain financial information and results of operations. You may read or copy any document that we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information about the

Public Reference Room by calling the SEC for more information at 1-800-SEC-0330. Our SEC filings are also available at the SEC's web site at http://www.sec.gov.

Our common stock is listed on the NASDAQ National Market and we are required to file reports, proxy statements and other information with NASDAQ. You may read any document we file with NASDAQ at the offices of the NASDAQ Stock Market, Inc. which is located at 1735 K Street, N.W., Washington, D.C. 20006.

                           INCORPORATION BY REFERENCE


The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below that we have filed with the SEC and any future filings that we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of this offering.

1. Our Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended December 31, 2004;

2. Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2005, June 30, 2005 and September 30, 2005;

3. Our Current Reports on Form 8-K filed with the SEC on March 29, 2005, June 16, 2005, September 13, 2005, September 14, 2005, December 14, 2005 and
      December 28, 2005; and

4. The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on September 16, 1996.

You may request a copy of these filings, at no cost, by writing or telephoning our Secretary at the following address:

               Celgene Corporation
               86 Morris Avenue
               Summit, NJ 07901
               (908) 673-9000

This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                                  $500,000,000

                               CELGENE CORPORATION

                                  COMMON STOCK
                                 DEBT SECURITIES

                               -------------------

NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO PROVIDE YOU WITH INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, ONLY THE SECURITIES OF CELGENE CORPORATION COVERED BY THIS PROSPECTUS, AND ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CURRENT ONLY AS OF ITS DATE, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF THE SHARES.



                                December 30, 2005

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

An estimate (other than the SEC registration fee) of the fees and expenses of issuance and distribution (other than discounts and commissions) of the securities offered hereby (all of which will be paid by Celgene Corporation ("Celgene") is as follows:

      SEC registration fee .....................................  $119,500*
      Trustee's fees and expenses ..............................  $  5,000
      Legal fees and expenses ..................................  $ 80,000
      Accounting fees and expenses .............................  $ 12,000
      Printing Costs ...........................................  $  2,000

                     Total......................................  $218,500

      *previously paid

ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The General Corporation Law of the State of Delaware ("DGCL") permits Celgene and its stockholders to limit directors' exposure to liability for certain breaches of the directors' fiduciary duty, either in a suit on behalf of Celgene or in an action by stockholders of Celgene.

The Certificate of Incorporation of Celgene (the "Charter") eliminates the liability of directors to stockholders or Celgene for monetary damages arising out of the directors' breach of their fiduciary duty of care. The Charter also requires Celgene to indemnify its directors, officers, incorporators, employees and agents with respect to certain costs, expenses and amounts incurred in connection with an action, suit or proceeding by reason of the fact that such person was serving as a director, officer, incorporator, employee or agent of Celgene. In addition, the Charter permits Celgene to provide additional indemnification rights to its officers and directors and to indemnify them to the greatest extent possible under the DGCL. Celgene has entered into indemnification agreements with each of its directors and certain officers and intends to enter into indemnification agreements with its future directors and certain of its future officers. Pursuant to such indemnification agreements, Celgene has agreed to indemnify the officers and directors against certain liabilities, including liabilities arising out of the offering made by this Registration Statement.

Celgene maintains a standard form of officers' and directors' liability insurance policy which provides coverage to the officers and directors of Celgene for certain liabilities, including certain liabilities which may arise out of this Registration Statement.

ITEM 16.    EXHIBITS.

The exhibits listed in the Exhibit Index are filed as part of this Registration Statement.

Exhibit
Number      Description
-------     -----------

   4.1      Form of Indenture for Senior Debt*

   4.2      Form of Indenture for Subordinated Debt*

Exhibit
Number      Description
-------     -----------
   5.1      Opinion of Proskauer Rose LLP*

  12.1      Statement Regarding Computation of Ratios

  23.1      Consent of KPMG LLP

  23.2      Consent of Jones Day LLP

  23.3      Consent of Kleinfeld, Kaplan & Becker

  23.4      Consent of Cozen O'Conner

  23.5      Consent of Proskauer Rose LLP (incorporated by reference to
            Exhibit 5.1)*

  24.1      Power of Attorney (included in Signature Page)**

  99.1 Forms of Award Agreement for the Celgene Corporation 1998 Stock Incentive Plan

*  Previously filed.

** Previously filed; Power of Attorney for one director filed herewith.


ITEM 17.    UNDERTAKINGS.

(a)   The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

PROVIDED, HOWEVER, that:

      (A) Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 (ss.239.16b of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement; and

      (B) Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 (ss.239.13 of this chapter) or Form F-3 (ss.239.33 of this chapter) and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) (ss.230.424(b) of this chapter) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

      (i) If the registrant is relying on Rule 430B (ss.230.430B of this chapter):

      (A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (ss.230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

      (B)   Each prospectus required to be filed pursuant to Rule 424(b)(2),
(b)(5), or (b)(7) (ss.230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (ss.230.415(a)(1)(i), (vii),
or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof. PROVIDED, HOWEVER, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

      (ii) If the registrant is subject to Rule 430C (ss.230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (ss.230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. PROVIDED, HOWEVER, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchase in the initial distribution of the securities:

      The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

      (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (ss.230.424 of this chapter);

      (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

      (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

      (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(i)   The undersigned registrant hereby undertakes that:

      (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(j) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Act.

                                   SIGNATURES

      KNOW ALL MEN BY THESE PRESENTS, that each person or entity whose signature appears below constitutes and appoints John W. Jackson, Sol J. Barer and Robert
J. Hugin, and each of them, its true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for it and in its name, place and stead, in any and all capacities, to sign any and all amendments to this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (No. 333-75636) and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as it might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (No. 333-75636) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Summit, State of New Jersey on December 29, 2005.

                                              CELGENE CORPORATION


                                              By: /s/John W. Jackson
                                                  ------------------
                                                  John W. Jackson
                                                  Chairman of the Board
                                                  and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement No. 333-75636 has been signed below by the persons whose signatures appear below on December 29, 2005 which persons have signed such Registration Statement in the capacities indicated:

Signature                                Title
---------                                -----

/s/John W. Jackson                       Chairman of the Board and
-----------------------------------      Chief Executive Officer
John W. Jackson                          (Principal Executive Officer)



/s/Sol J. Barer                          President, Chief Operating Officer,
-----------------------------------      Director
Sol J. Barer



/s/Robert J. Hugin                       Chief Financial Officer, Director
-----------------------------------      (Principal Accounting and
Robert J. Hugin                          Financial Officer)



*                                        Director
-----------------------------------
Jack L. Bowman



*                                        Director
-----------------------------------
Frank T. Cary



/s/Michael D. Casey                      Director
-----------------------------------
Michael D. Casey

Signature                                Title
---------                                -----


*                                        Director
-----------------------------------
Arthur Hull Hayes, Jr.



*                                        Director
-----------------------------------
Gilla Kaplan



*                                        Director
-----------------------------------
Richard C. E. Morgan



*                                        Director
-----------------------------------
Walter L. Robb


/s/John W. Jackson
-----------------------------------
John W. Jackson
Attorney-In Fact


*Executed by Attorney-in-Fact.

                                INDEX TO EXHIBITS

 5.1   Opinion of Proskauer Rose LLP*

12.1   Statement Regarding Computation of Ratios

23.1   Consent of KPMG LLP

23.2   Consent of Jones Day LLP

23.3   Consent of Kleinfeld, Kaplan & Becker

23.4   Consent of Cozen O'Conner

23.5   Consent of Proskauer Rose LLP (incorporated by reference to Exhibit 5.1)*

24.1   Power of Attorney (included in Signature Page)**

99.1 Forms of Award Agreement for the Celgene Corporation 1998 Stock Incentive Plan

*      Previously filed.

**     Previously filed; Power of Attorney for one director filed herewith.